                                                                   EXHIBIT 10.39

  Section 14 of the 1995 Equity Incentive Compensation Plan is hereby amended and restated to read as follows:

  "14.  PROVISIONS APPLICABLE TO SECTION 162(M) PARTICIPANTS.

        (a) Anything in the Plan to the contrary notwithstanding, unless the Committee determines otherwise, all compensation (other than base salary, dividend equivalents and distributions from the Company's deferred compensation plans, capital accumulation or carried interest plans or other compensation plans designated by the Committee) paid by the Company to
     Section 162(m) Participants for a given fiscal year shall be paid under the Plan and subject to the terms and provisions of this Section 14.

        (b) (i) Commencing with the fiscal year of the Company beginning December 1, 2000 and for each other fiscal year of Morgan Stanley Dean Witter ending during the Term of the Plan, unless the Compensation Committee determines otherwise, each Section 162(m) Participant will be eligible to earn under the Plan an annual bonus for each fiscal year in a maximum amount equal to 0.5% of the Company's Pre-Tax Earnings (as defined below in Section 14(d)) for that fiscal year (the "Maximum Annual Bonus"). In determining the bonus amounts payable under the Plan, the Compensation Committee may not pay a Section 162(m) Participant more than the Maximum Annual Bonus. No later than 90 days following the commencement of each fiscal year (or by such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall designate in writing each Section 162(m) Participant.

        (ii) Following the completion of each fiscal year, the Committee shall certify in writing the Maximum Annual Bonus and the bonus amounts, if any, payable to Section 162(m) Participants for such fiscal year. The bonus amounts payable to a Section 162(m) Participant will be paid annually following the end of the applicable fiscal year after such certification by the Committee in the form of cash or other permissible Awards with a value as of the Date of the Award, determined in accordance with Section 12(b), equal to the value of the annual bonus amount earned by the Section 162(m) Participant for such fiscal year. In determining the bonus amount earned by a Section 162(m) Participant for a given fiscal year, the Committee shall have the right to reduce (but not to increase) the bonus amount payable to such Section 162(m) Participant to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the year.

        (iii) In the event that all or a portion of an annual bonus awarded to a
Section 162(m) Participant for a given fiscal year is paid in whole or in part in the form of Awards under the Plan, then for purposes of determining the number of Shares subject to such Award, the Committee may value the Shares at a discount to Fair Market Value to reflect the various restrictions, conditions and limitations set forth in the Plan and the applicable Award Agreement or Award Certificate or otherwise applicable to the Shares, but such discount shall not exceed 50% of the Fair Market Value as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee. Notwithstanding the foregoing, the Fair Market Value of any Awards granted pursuant to this Section 14(b)(iii) plus any cash paid as an annual bonus shall not exceed the Maximum Annual Bonus.

        (c) The Committee may also grant Section 162(m) Participants Options or SARs with a per share exercise price equal to the Fair Market Value of a share of Stock on the date of grant of the Option or SAR, as determined by the Committee, provided that no such Options or SARs shall be granted to a Section 162(m) Participant to the extent that such grant would cause the individual limitation on grants set forth in Section 4 to be exceeded.

        (d) For purposes of this Section 14, "Pre-Tax Earnings" will mean Morgan Stanley Dean Witter's income before income taxes as reported in its consolidated financial statements adjusted to eliminate: (1) the cumulative effect of changes in accounting policy (which include changes in generally accepted accounting principles) adopted by Morgan Stanley Dean Witter, for the relevant fiscal year; (2) expenses classified as "Provisions for Restructuring";
(3) expenses related to "Goodwill Amortization"; (4) gains and/or losses classified as "Discontinued Operations"; and (5) gains or losses classified as "Extraordinary Items," which may include: (A) profits or losses on disposal of assets or segments of the previously separate companies of a business combination within two years of the date of such combination; (B) gains on restructuring payables; (C) gains or losses on the extinguishment of debt; (D) gains or losses from the expropriation of property; (E) gains or losses that are the direct result of a major casualty; (F) losses resulting from a newly enacted law or regulation; and (G) other expenses or losses or income or gains that are unusual in nature or infrequent in occurrence. In each instance, the above-referenced adjustment to Pre-Tax Earnings must be in accordance with generally accepted accounting principles and appear on the face of Morgan Stanley Dean Witter's Consolidated Statements of Income contained in Morgan Stanley Dean Witter's Consolidated Financial Statements for such fiscal year.

        (e) Without further action by the Board, the provisions of this Section 14 shall cease to apply on the effective date of the repeal of Section 162(m) of the Code (and any successor provision thereto)."

                                       2